Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-185500, 333-163219, 333-143821, 333-125401, 333-108281, 333-102521, 333-97095, 333-56694 and 333-66691) on Form S-8 of Cyberonics, Inc. of our reports dated June 15, 2015, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 24, 2015 and April 25, 2014 and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for the 52 weeks ended April 24, 2015, April 25, 2014, and April 26, 2013, and the effectiveness of internal control over financial reporting as of April 24, 2015, which reports appear in the April 24, 2015 annual report on Form 10‑K of Cyberonics, Inc.

/s/ KPMG LLP

Houston, Texas
June 15, 2015